Along Mobile Technologies, Inc. .

Finance Code of Professional Conduct

Along Mobile Technologies, Inc.’s (“Along Mobile”) financial mission includes promotion of professional conduct in the practice of financial management worldwide. Along Mobile’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), and other employees of the finance organization hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all shareholders' interests are appropriately balanced, protected, and preserved. This Finance Code of Professional Conduct embodies principles which we are expected to adhere to and advocate. These principles of ethical business conduct encompass rules regarding both individual and peer responsibilities, as well as responsibilities to Along Mobile employees, the shareholders and the public. The CEO, CFO, and Finance organization employees are expected to abide by this Code as well as all applicable Along Mobile business conduct standards and policies in Along Mobile’s employee handbook relating to areas covered by the Code. Any violations of the Along Mobile Finance Code of Professional Conduct may result in disciplinary action, up to and including termination of employment.

All employees covered by the Finance Code of Professional Conduct will:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in their personal and professional relationships.

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Provide shareholders with information that is accurate, complete, objective, fair, relevant, timely, and understandable, including information in our filings with and other submissions to the U.S. Securities and Exchange Commission and other public bodies.

•	Comply with rules and regulations of federal, state, provincial and local governments, and of other appropriate private and public regulatory agencies.

•	Action in good faith, responsibly, with due care, competence, and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

•	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.

•	Not use confidential information acquired in the course of one’s work for personal advantage.

•	Share knowledge and maintain profession skills important and relevant to shareholders’ needs.

•	Proactively promote and be an example of ethical behavior as a responsible individual among peers, in the work environment and the community

•	Exercise responsible use, control, and stewardship over all Along Mobile assets and resources that are employed by or entrusted to us.

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Not coerce, manipulate, mislead, or unduly influence any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of Along Mobile’s system of internal controls, financial statements, or accounting books and records.

If you are aware of any suspected or known violations of this Code of Professional Conduct, the Standards of Business Conduct, or other Along Mobile policies or guidelines, you have a duty to promptly report such concerns either to your manager, another responsible member of management, or a Human Resources representative. The procedures to be followed for such a report are outlined in the Standards of Business Conduct and the Whistleblowing Reporting Procedure and Guidelines in the Employee Handbook.

If you have a concern about a questionable accounting or auditing matter and wish to submit the concern confidentially or anonymously, you may do so by sending an e-mail message to ______________, or by calling ________________. You may also send a letter or fax reporting your concern to Along Mobile’s Director of Compliance.

Along Mobile will handle all inquiries discreetly and make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior and/or a compliance concern.

It is Along Mobile’s intention that this Code of Professional Conduct be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-B Item 406.